Exhibit 1

Rio de Janeiro, January 28, 2020.

B3 S.A. – Brasil, Bolsa, Balcão

Ms. Ana Lucia da Costa Pereira

Superintendence of Issuers Listings and Monitoring (Superintendência de Listagem e Supervisão de Emissores)

c.c.: Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM)

Mr. Fernando Soares Vieira – Superintendence of Corporate Relations (Superintendência de Relações com Empresas)

Mr. Francisco José Bastos Santos – Superintendence of Market and Agent Relations (Superintendência de Relações com o Mercado e Intermediários)

Re.: Official Letter B3 70/2020-SLS

Request for clarifications about news article published in the press

Dear Sirs,

In compliance with the Official Letter B3 70/2020-SLS, dated January 28, 2020, from B3 S.A. – Brasil, Bolsa, Balcão (“Official Letter“), as transcribed below, in which Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”) was asked to clarify the news article published in the press by the newspaper Valor Econômico on January 28, 2020, entitled “Oi attempts to close the sale of towers by March”, the Company hereby clarifies as follows:

“Dear Sirs,

A news article published by the newspaper Valor Econômico, on January 28, 2020, entitled “Oi attempts to close the sale of towers by March,” states, among other information, that:

1. Oi expects to complete the sale of a new lot of cell phone towers by the end of March;

2. The transaction would involve the sale of at least 700 towers, which would generate approximately R$700 million for the company.

We request clarification on these items by January 29, 2020, with your confirmation or denial, as well as other information considered important.”

In this regard, as already widely disclosed by Oi on several occasions, the Company’s Management has been concentrating efforts on the process of generation of short-term liquidity through the sale of non-core assets, including towers, pursuant to the provisions of its Judicial Reorganization Plan and its Strategic Plan, both filed with the CVM and already widely disseminated by the Company.

In this sense, Oi clarifies that the specific information referred to in the news article in question is detailed in its Strategic Plan and has also been mentioned upon release of 2019 third quarter results and in several other instances.

These are the clarifications we have in connection with the Official Letter, and we remain at your disposal for any further clarification.

Sincerely,

Oi S.A. – In Judicial Reorganization

Camille Loyo Faria

Chief Financial and Investor Relations Officer

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro - CEP 22430-190

State of Rio de Janeiro

www.oi.com.br